Exhibit T3A.4
CERTIFICATE OF INCORPORATION
OF
THE CAR WARRANTY CORPORATION
     FIRST. The name of the corporation is
THE CAR WARRANTY CORPORATION
     SECOND. Its principal office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle, State of Delaware. The name and address of its resident agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington 99, Delaware.
     THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are:
     To acquire by purchase, subscription or otherwise and to receive, hold, own, sell, deal with exchange or otherwise dispose of, pledge or hypothecate. All kinds of stocks, bonds, mortgages, debentures, trust receipt, notes, and other securities, obligations, contracts, choses in action, contracts of conditional sale and evidences of indebtedness generally of any corporation, association, firm, trust, person, government, state, possession, territory, colony, municipality or other organization; to receive, collect and dispose of interest, dividends and income upon, of and from any of the foregoing and any other property held or owned by it and to exercise any and all rights, powers and privilege of individual ownership or interest in respect of any and all such stocks or other securities or obligations, including the right to vote thereon, for any and all purposes, and to do any and all acts and things for the preservation, protection, improvement and enhancement in value thereof and to guarantee the same or become surety in respect thereto, and to aid by loan, subsidy, guarantee or otherwise, those issuing, creating or responsible for the same, and to exercise any and all of said powers, either on its own account, or with or as agent for other persons, firms, corporations or other organizations.
     To buy, sell, inspect, test, appraise, service, repair, certify or warrant motor vehicles of every kind and description, to sell motor vehicle service contracts providing service and repairs for motor vehicles and related parts and accessories, to certify to or warrant the mechanical condition of motor vehicle and related parts and accessories and to maintain and operate sales and service offices and repair and inspection statione for the above purposes.
     As far as permitted by law to act as fiscal or transfer agent, or as trustee, agent, representative, or attorney in fact, in any capacity or for any purpose, of any trust, corporation or association, foreign or domestic, or any firm or individual;

     To purchase, or otherwise acquire, own, mortgage, pledge, sell, assign and transfer, or otherwise dispose of, to invest, trade, deal in and deal with real and personal property of every class and description;
     To make and enter into any guarantee respecting the payment and/or performance of bonds, mortgages, debentures and other like securities, notes, contracts, obligations, interest, dividends, rents, earnings, profits, premiums, credits, payments or transfers of property of any kind, not prohibited by law;
     To borrow money with or without security, and to make, accept, endorse, guarantee, execute and issue bonds, drafts, bills of exchange, notes and other obligations, and to mortgage, pledge and, hypothecate any stocks, bonds, or other evidences of indebtedness and any other property, real or personal, held by it and to lend money, with or without collateral security, and to enter into contracts of all kinds pertaining to the business of the corporation;
     To issue bonds, debentures or obligations of the corporation from time to time, for any of the objects or purposes of the corporation, and to secure the same by mortgage, pledge, deed of trust, or otherwise;
     To acquire, and pay for in cash, stock or bonds of the corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, trust, association, corporation or other organization;
     To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of the corporation;
     To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic, government, territory, possession, colony or dependency thereof.
     To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital; and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.
     To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories, possessions or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, possession, colony, or country.

     To carry on all or any part of the foregoing objects as principal or agent, or in connection or conjunction with any person, firm, trust, corporation or other organization in any part of the world, and in general to do any and all things and carry on any business incident to the foregoing, and to exercise all the powers conferred upon the corporation by the General Corporation Law of the State of Delaware or any other law that may be now or hereafter applicable to the corporation, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do;
     The foregoing clauses shall be construed both as objects and powers and it is hereby expressly provided that the foregoing enumeration of specific powers shall not be held to limit or restrict in any manner the powers of the corporation.
     FOURTH. The total number of shares of stock which the corporation shall have authority to issue is Five Thousand (5,000): all of such shares shell be without par value.
     FIFTH. The minimum amount of capital with which the corporation will commence business is Five Hundred Thousand Dollars ($500,000.00).
     SIXTH. The names and places of residence of the incorporators are as follows:

NAMES	RESIDENCES
Seymour Kleinman	7 North Clover Drive, Great Neck Estates, N.Y.

Martin E. Lubarsky	900 Avenue H, Brooklyn, 30 N.Y.

Richard W. Tucker	132 Mill River Road, Chappaqua, N.Y.
     SEVENTH. The corporation is to have perpetual existence.
     EIGHTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.
     NINTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:
     To make, alter or repeal the by-laws of the corporation.
     To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.
     To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs, of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.
     When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders’ meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.
     Subject to the provisions of this Certificate of Incorporation, to confer in its by-laws powers upon its directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon them by statute.
     TENTH. Both stockholders and directors shall have power, if the by-laws so provide, to hold their meetings and to have one or more offices within or without the state of Delaware, and to keep the books of the corporation (subject to the provisions of the statutes), outside the state of Delaware at such places as may be from time to time designated by the board of directors. Section of directors need not be by ballot unless the by-laws of the corporation shall so provide.
     ELEVENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands and seals this 25th day of July, A.D. 1957.

/s/ Seymour Kleinman
Seymour Kleinman

/s/ Martin E. Lubarsky
Martin E. Lubarsky

/s/ Richard W. Tucker
Richard W. Tucker

STATE OF NEW YORK	) ) SS:
COUNTY OF NEY YORK	)
     BE IT REMEMBERED that on this 25th day of July A.D. 1957, personally came before me, a Notary Public for the State of New York, Seymour Kleinman, Martin E. Lubarsky and Richard W. Tucker all of the parties to the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledged the said certificate to be the act and deed of the signers respectively and that the facts therein stated are truly set forth.
     GIVEN under my hand and seal of office the day and year aforesaid.

/s/ Miriam Mac Lelland
Notary Public

MIRIAM MAC LELLAND
Notary Public, State of New York
No. 31-7656600
Qualified in New York County
Commission Expires March 30, 1958